EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MB Financial, Inc. of our reports dated February 23, 2017, relating to our audits of the consolidated financial statements and internal control over financial reporting of MB Financial, Inc. and Subsidiaries, which appear in the Annual Report on Form 10-K of MB Financial, Inc. for the year ended December 31, 2016. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of MB Financial, Inc. of our report dated June 27, 2016, relating to our audit of the financial statements of the MB Financial, Inc. 401(k) Profit Sharing Plan which appear in the Annual Report on Form 11-K of the MB Financial, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2015.

/s/RSM US LLP
Chicago, Illinois
March 2, 2017